Exhibit 10.14

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. SUCH INFORMATION HAS BEEN MARKED WITH “[***]” TO INDICATE WHERE OMISSIONS HAVE BEEN MADE.

LOGISTICS SERVICE AGREEMENT

Between

LYMI Inc. D/b/a Reformation

And

CEVA LOGISTICS NETHERLANDS B.V.

FINAL VERSION

January 31 2023

Confidential and Proprietary

BETWEEN:

(1)	CEVA LOGISTICS NETHERLANDS B.V., a private company with limited liability incorporated under the laws of the Netherlands, having its registered office at Hogeweg 39, (5301LJ) Zaltbommel Culemborg, the Netherlands, (“CEVA”);

Reformation – CEVA

and

(2)	LYMI Inc. D/b/a Reformation a private company incorporated under the laws of Delaware, United States of America, with its registered offices at 2263 E Vernon Ave, Vernon, CA 90058 United States (hereinafter referred to as “CUSTOMER”);

RECITALS:

(a)    CEVA and its Affiliates are principally engaged as a logistics services provider specialising in, among others, the provision of warehousing (including value added warehousing services) and transportation management & distribution (management) services with regards to goods of third parties;

(b)    CUSTOMER is in the business of high-end sustainable clothing & accessories for which it requires logistics services and CEVA is willing to provide such services for CUSTOMER;

(c)    CUSTOMER and CEVA entered into that Letter of Indemnity on July 11, 2022 for the purposes of planning and preparing for the engagement contemplated hereunder;

(d)    CEVA and CUSTOMER agreed upon further details relating to the scope, description, conditions and price of the services and wish to lay down the agreement in writing;

IT IS AGREED:

ARTICLE 1 / GENERAL

1.1	CEVA shall provide to CUSTOMER the logistics & customs services (the “Services”) as described in Attachment 1a & Attachment 1b to this Logistics Service Agreement (hereafter “LSA”). The Services will be provided in accordance with this LSA during the term of it. Any addition of new Services, modification of existing Services, addition of new Key Performance Indicators (“KPI’s”), modification of existing KPI’s, or other changes requires a change control request form, which may only be affected pursuant to the provisions of Attachment 4 (“Change Request Procedure”).

Reformation – CEVA

1.2	Notwithstanding anything contrary in this Agreement (including the [***] in Attachment 1a & Attachment 1b), CUSTOMER shall not be restricted from utilizing the services of any other logistics provider(s) at any time for services outside the (initial) scope of Services.

1.3	Definitions

Unless the context otherwise requires the following definitions shall apply to this LSA:

“Attachments”	Means the documents attached to this LSA.
“Affiliate”	Means any corporation or other entity directly or indirectly controlling a party, directly or indirectly controlled by a party or under common control with a party to this LSA. “Control” for the purposes of this definition shall mean ownership of more than 50% of the shares or power to appoint more than 50% of the Directors or equivalent power over the management of the entity. Upon one party’s request the other party undertakes to promptly verify its Affiliates by providing the other party adequate information in writing;
“Confidential Information”	Means all information, of whatever nature, whatever form, whether or not marked as confidential, which has or will come into the possession or knowledge of the other party, or its Affiliates, or its employees, or independent contractors, in connection with or as a result of entering into this LSA.
“Effective Date”	Means the date the LSA enters into effect which is set at January 1st, 2023;

Reformation – CEVA

“Goods”	Mean any or all physical products, component parts or spare parts manufactured or marketed by CUSTOMER, its Affiliates or third parties that are subject of the Services;
“Premises”	Means the CEVA warehousing and distribution centre situated at CEVA The Hague, Netherlands where the Goods are stored and/or the Services are performed;
“GO-LIVE Date”	Means the start date of full operational scope of Services as defined in Attachment 1a and Attachment 1b of the LSA which is set at April 12, 2023;
“Stowage”	Means the storing, packing, securing or arranging of the Goods in a vessel of transportation, in such a manner as to protect the Goods from friction, bruising or damage and to ensure the safety and stability of the vessel;
“Term”	Means the term of this LSA as defined in article 6.1 of this LSA.

1.4	The capitalised words will have the meaning as defined in the LSA. Words importing the singular shall include the plural and vice versa. The sub-headings are for reference only and do not form part of this LSA for the purpose of its construction. All Attachments to this LSA form an integral part of this LSA.

1.5	Subject to express written agreement to the contrary, this LSA (including all its Attachments) is the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all other agreements, proposals, statements or understandings, oral or written, between the parties with respect to the subject matter hereof.

Reformation – CEVA

1.6	For the purposes of the fulfilment of obligations under this LSA, a reference to CUSTOMER includes any one of its Affiliates.

ARTICLE 2 / CHARGES

2.1	The charges payable by CUSTOMER to CEVA for the Services and for related matters are set out or referred to in Attachment 2a2b to this LSA. The charges are based on the assumptions (including volumes) made by CEVA on the basis of information provided by CUSTOMER. The assumptions are specified in Attachment 1a to this LSA.

-	Volume: the charges will be applied to the actual volume on the principle that this stays within a threshold of the tendered volume figure as specified in Attachment 1a to this LSA. In the event that the outbound volume exceeds a fifteen [15%] variance (decrease or increase) for 3 (three) consecutive months then the charges for the provision of the Services shall be amended accordingly after substantiation of the relevant cost driver mutation;

-	Profile of the volumes: the charges are based upon the profile of volumes as specified in Attachment 1a to this LSA. In the event that the change in profile variants significantly for 3 (three) consecutive months then the charges for the provision of the Services shall be amended accordingly after substantiation of the relevant cost driver mutation.

Unless another currency is agreed upon, payments shall take place in Euro. CUSTOMER shall pay all applicable value added, sales or other relevant taxes.

2.2	If charges for particular Services, consumables or other products are not agreed elsewhere between the parties, and CEVA is requested to provide these Services, the charges payable by CUSTOMER will be the actual costs of providing the Services plus 10% of the actual costs.

2.3	The Services shall be invoiced on a monthly basis. Fixed charges, as defined in Attachment 2a2b to this LSA, shall be invoiced in the month prior to the month to which the invoice relates. The charges shall be paid to CEVA within thirty (30) Calendar days of the date of the invoice. Any import duty, VAT or other levies shall be payable to CEVA on demand. In the event of the late payment of undisputed invoices, an interest rate of 1% per month or part of a month will be charged from the date payment fell due to the actual date of payment.

Reformation – CEVA

2.4	The charges shall be reviewed annually at the 1st of January, for the first time per 1 January 2023. Only the specific charges set forth on Attachment _2_ containing an “Subject to annual NEA Index Adjustments” shall be subject to any increase as per the relevant NEA Index as published by Panteia. Subject to article 2.5 of this LSA, any further increases required on account of increased costs of performance of the Services shall be subject to negotiation between CEVA and CUSTOMER.

2.5	For charges not subject to article 2.4, CEVA reserves the right to (i) pass through the increase in charges to CUSTOMER due to significant unforeseen cost increases beyond its control, specifically including but not limited to fuel, government action (taxes and levies), road tolls, road closures etc. provided that CEVA provides to CUSTOMER substantiation of such charges; If charges increase more than twenty percent (20%) for reason specified in this clause in a twelve month period, CUSTOMER shall have the right to terminate this agreement once within sixty (60) days advance notice, which must be provided within thirty (30) days of receiving notice of the increase.

2.6	All amounts related to Services provided to CUSTOMER shall be paid without any discount, reduction or set-off. CUSTOMER is not entitled to postpone or suspend its payment obligations to CEVA for whatever reason. CUSTOMER agrees that a claim against CEVA shall not be made a reason for deferring or withholding payment of monies payable to CEVA, or where CEVA agrees on a case-by-case basis, for deferring or withholding payment of undisputed amounts payable to CEVA. However, any claims or disputes made by the CUSTOMER related to such amounts will be addressed according the dispute mechanism listed in Attachment 2a2b.

Reformation – CEVA

2.7	Where 1) CEVA has requested CUSTOMER to provide financial security for the performance of its obligations hereunder, 2) where CEVA reasonably believes CUSTOMER’S credit conditions may result in formal insolvency procedures and 3) CUSTOMER has failed to provide adequate security equalling the outstanding undisputed financial obligations within five (5) calendar days of the date of request without any legitimate reason, CEVA shall have a general lien over the Goods for any monies whatever due from CUSTOMER to CEVA. If any payment obligation is not satisfied on the due date and thereafter CEVA has given CUSTOMER thirty (30) working days’ notice of its intention to exercise its lien, unless CUSTOMER satisfies its payment obligations within such notice period, CEVA may, in its absolute discretion, sell the Goods or any part of them as agent for CUSTOMER and apply the proceeds towards the monies due and towards the expenses of retention, insurance and disposal of the Goods and shall, upon accounting to CUSTOMER for any balance remaining, be discharged from all liability whatsoever in respect of the Goods. CUSTOMER shall be informed in writing, if in its discretion CEVA has sold the Goods or any part of them and the monies recovered from such a sale.

2.8	The Parties agree to cooperate to continuously improve operational performance and reduce overall costs. In this effort, improvement proposals will be generated. For each proposal the performance and/or cost impact will be quantified. These proposals will be approved and signed off by each party, prior to implementation. CEVA will be leading the proposal generation process. For these proposals parties will adopt a supply chain scope. This implies that changes in one part of the supply chain may result in cost effects in other parts of the supply chain. For meeting the cost down targets, the net effect will be taken into account.

ARTICLE 3 / OBLIGATIONS OF CUSTOMER

3.1	On and at any time after the Effective Date, CUSTOMER will work together on the development of a Project Definition Document (“PDD”) or procure to be given to CEVA all such information and other assistance (including without limitation particulars of CUSTOMER’s processes and procedures, customers, suppliers etc.) as CEVA may reasonably require in order to provide the Services and for the purposes of implementing this LSA.

Reformation – CEVA

3.2	CUSTOMER warrants that:

3.2.1	it is the owner of the Goods in respect of which the Service is provided and, if not the owner, that it has the consent of the owner for the purpose of this LSA.

3.2.2	none of the Goods is or will be of a dangerous or hazardous nature or contain substances of that nature and CEVA shall have the right to refuse to provide the Service in relation to any Good, which is in breach of this warranty.

CEVA reserves the right to refuse, as it sees fit but upon immediate notification to CUSTOMER, to carry, store or otherwise process dangerous Goods.

3.3	CUSTOMER shall ensure at all times that the Goods are secure and are properly packed and labelled for handling and distribution and in complete compliance with any statutory or other legal requirement relevant to the warehousing, transportation and distribution of such Goods so as to enable CEVA to provide the Services.

3.4	CUSTOMER shall at all times supply to CEVA all relevant information about the nature of the Goods or its properties (including the normal shelf life, if relevant) and, if required by CEVA, procedures for dealing with the storage handling, transportation and distribution thereof.

3.5	CUSTOMER shall supply all relevant documentation and approvals required for the import and export of Goods and shall be responsible for all payments due in respect of the import or export of the Goods.

3.6	Unless agreed otherwise in the LSA, CUSTOMER is responsible for the customs clearance of all Goods delivered to CEVA or to be delivered by CEVA and shall do all things necessary in this regard. Customs services to be provided by CEVA shall be defined in Attachment 1b.

3.7	CUSTOMER shall arrange for the Goods to be adequately insured and shall procure that the insurer waives any rights of enforcement against CEVA in excess of the limits specified in the LSA.

Reformation – CEVA

3.8	CUSTOMER shall indemnify CEVA against all claims which may arise from insufficient or improper packing, containment or labelling of or otherwise in connection with Goods or from any breach by CUSTOMER or the obligations mentioned above under article 3.1 up to article 3.7 of this LSA, its Affiliate of any statutory or other legal regulation which applies to the Goods or any of their constituent parts, pursuant to the LSA.

3.9	In order to assist CEVA in achieving a high level of performance and cost efficiency, CUSTOMER shall provide CEVA (i) annually with a volume forecast, (ii) quarterly with CUSTOMER’s most recent regularly prepared volume forecasts, and (iii) weekly with CUSTOMER’s volume forecast for the forthcoming week (at least 5 (five) days upfront) with a daily resolution. Such forecasts will be used by CEVA to run an efficient operation and to plan for growth or reduction in the number of necessary staff and resources needed to provide the Services hereunder. Accordingly, CUSTOMER warrants that all such forecasts will be prepared in good faith, and that CUSTOMER shall inform CEVA of any change in a daily forecast as soon as reasonably practicable.

3.10	In case the actual daily volumes deviate from the forecasted daily volumes parties agree the following:

1.      Parties will discuss how to adjust the workload levelling for the rest of the week in order to mitigate the cost impact (and neutralize the relevant impact on the key performance indicators). In the event the parties are unable to adjust the workload levelling, CEVA will do its best to adjust the planning where possible to either increase the workforce capacity or avoid required payment to flex personnel for hours planned.

2.      In case the actual volume is more than 20% higher than the forecasted daily volume, the surplus volume is not taken into account in the key performance indicator calculation.

Regardless whether it is measured in KPI’s, CEVA will always have an obligation to provide its services using its best efforts.

3.      In case the actual volume is lower than the daily forecast volume, and parties are unable to adjust the workload levelling as described above under sub-1, CEVA is entitled to charge to CUSTOMER the cost of idle capacity that CEVA has incurred and for which CEVA will substantiate.

Reformation – CEVA

3.11	CEVA expressly represents and warrants that its employees working on CUSTOMER’S account are not dedicated and therefore CUSTOMER shall have no liability under Transfers of Undertakings (Protection of Employment) (Directive 2001/23/EC).

3.12	Prior to the execution of this LSA, CUSTOMER shall pay an irrevocable guarantee in the form of a cash security deposit into a bank account in the name of CEVA at a bank in the Netherlands for an amount in Euro equal to three (3) times the monthly charges, currently [***] Euro (“Cash Deposit”), that will remain available (in full) throughout the Term for CEVA to clear any outstanding amounts in case CUSTOMER fails to timely and fully meet its obligations under this LSA. The conditional claim of CUSTOMER corresponding to the Cash Deposit will be pledged irrevocably to CEVA under a Dutch right pledge in accordance with the deed of pledge that is attached to this LSA as Attachment 7. CEVA is entitled to any interest accruing on the Cash Deposit. Any and all costs in relation to the CEVA bank account and the Cash Deposit are for the account of CUSTOMER. Within thirty (30) days of each anniversary of this Agreement, CEVA shall review its business with CUSTOMER and in good faith review whether part or all of the deposit can be returned to CUSTOMER for the remainder of the Term

ARTICLE 4 / OBLIGATIONS OF CEVA

4.1	CEVA will from the Effective Date and throughout the Term provide the Services in accordance with this LSA.

4.2	CEVA shall perform the Services in accordance with any relevant and reasonable professional standards.

4.3	CEVA may subcontract all or part of the Services, however CEVA shall be responsible for the failure by subcontractors to provide the Services provided that the limits, exclusions and indemnities in favour of CEVA shall be enforceable by CEVA’s subcontractors involved in providing the Services.

4.4	The Goods shall be collected from or delivered to the agreed Premises during the usual working hours of the personnel employed there or at such other time as may have been agreed. The Goods shall be accompanied by the documents prescribed by law and any other agreed documents.

Reformation – CEVA

4.5	CEVA shall check whether the received Goods conform with the number shown on the accompanying documents and shall note every deviation on the accompanying documents. CEVA shall not be required to open any boxes, packaging, etc. in order to check whether the contents are in conformity with the specified quantity and/or quality unless otherwise agreed between CUSTOMER and CEVA.

4.6	If the Goods are visibly damaged when they are delivered to CEVA, CEVA shall as soon as reasonably possible, but in all cases no later than three (3) days from initial receipt and subsequent identification of the damage, inform CUSTOMER of such visible damage. Failure to notify in an appropriate and/or timely fashion in respect to damage or defects which are not immediately visible will not give CUSTOMER any cause of action against CEVA.

4.7	Unless agreed otherwise in this LSA, CEVA is free to decide where storage facilities should be located within CEVA’s storage location in The Hague, but undertakes to ensure that Goods are stored in areas suitable for this purpose and that service levels are met. Any change of storage facilities shall be notified and must be agreed in writing to CUSTOMER upfront.

4.8	Only with the prior approval of CEVA, may CUSTOMER, at an agreed time during normal operating hours, and subject to any reasonable conditions stipulated by CEVA (e.g., CEVA house rules, accompanied by an employee of CEVA), gain access to the Premises where the Goods are stored. CEVA shall comply with any reasonable request for assistance of CUSTOMER in relation to operational audits related to stock audits and/or Sarbanes-Oxley compliance audits, provided that CUSTOMER gives CEVA timely notification. Any costs of such audits shall be borne by CUSTOMER. For the avoidance of doubt, this does not include operational cycle counts that CEVA must conduct as specified in Attachment 1a Storage Levels.

Reformation – CEVA

4.9	If CUSTOMER requires CEVA to manage stock and provides CEVA with a computer system for this purpose, CEVA has the right, but not the obligation, to check this system (or have it checked). CUSTOMER shall, at its expense, provide necessary system support. CUSTOMER gives CEVA all rights to use the computer system for the performance of the Services, guarantees the proper operation of the system and indemnifies and will hold CEVA harmless against any claims, which may arise in connection to the use of such system, unless such claims are caused by negligent actions, inactions or deeds by CEVA employees or CEVA’s subcontractors or representatives.

4.10	If there is any discrepancy between CEVA’s data and CUSTOMER’ s data in respect to the stock held by CEVA, CEVA’s data will be considered to be correct unless CUSTOMER can provide reasonable basis to the contrary.

4.10	The procedure to be followed to calculate key performance indicators (“KPI’s”) for the Services performed by CEVA shall be laid down in Attachment 3 of this LSA.

4.11	CEVA’s policy prohibits directly or indirectly engaging in or facilitating activities and transactions with Iran, Cuba, Syria, and North Korea (“Sanctioned Countries”). The prohibited activities include shipping and warehousing activities such as labelling, picking, packing, and loading goods that are shipped to or from Sanctioned Countries. CUSTOMER agrees that the Services do not obligate CEVA or its Affiliates to perform any transactions related to Sanctioned Countries, and agrees that it will not request or cause CEVA or its Affiliates to perform any such transactions. CEVA shall have the right to reject any request for service, new service, or change in scope which include such prohibited activities.

ARTICLE 5 / LIABILITY

GENERAL – APPLICABLE TO ALL SERVICES

5.1	Subject to this article 5, each party shall be liable to the other party for any actual direct damages incurred by the non-breaching party as a result of the breaching party’s failure to perform its obligations under this LSA.

Reformation – CEVA

5.2	CEVA shall have no liability for any partial or total loss of or damage or delay to any Goods which are not in its custody at the time such loss, damage or delay occurs.

5.3	In no event shall CEVA be liable for any loss of business, interruption of business, lost profits or goodwill, or other indirect, special, incidental, exemplary or consequential damages of any kind arising out of this LSA, even if they have been advised of the possibility of such damages and whether they had any knowledge that such damage might be incurred, and notwithstanding any failure of essential purpose of any limited remedy.

5.4	Any general liability of CEVA shall be limited to an amount equal to Euro [***] (in words: [***] Euro) per event or series of events with one and the same cause of damage. CEVA’s total annual liability under this LSA shall not exceed [***] (in words: [***] Euro) unless the liability results from gross negligence or wilful misconduct of CEVA.

5.5	CUSTOMER indemnifies, defends and hold harmless CEVA from and against any and all claims arising directly out of, under, or in connection with any third-party claim for damage to tangible property or personal injury or death to the extent that it arises directly out of a negligent and/or wilful act or omission of CUSTOMER, its agents, its customers or any of its respective employees. CUSTOMER’s obligation to defend such claim shall arise in the event that such a claim alleges a negligent and/or wilful act or omission of CUSTOMER.

5.6	CEVA indemnifies, defends and hold harmless CUSTOMER from and against any and all claims arising directly out of, under, or in connection with any third-party claim for damage to tangible property or personal injury or death to the extent that it arises directly out of a negligent and/or wilful act or omission of CEVA, its agents, its customers or any of its respective employees. CEVA’s obligation to defend such claim shall arise in the event that such a claim alleges a negligent and/or wilful act or omission of CEVA.

WAREHOUSING

5.7	CEVA shall not be liable for any partial or total loss of or damage to or delay in delivery of any Goods or property or any other loss suffered by CUSTOMER unless such loss, damage or delay was caused by the negligence and/or a wilful act of CEVA employees, or CEVA subcontractors or representatives in performing the Services.

Reformation – CEVA

5.8	CEVA shall not be liable for any partial or total loss, damage, deficiency or delay or failure in performing or providing the Services, caused or contributed to by any of the following:

(i)	any inherent vice or quality of the Goods themselves or any leakage, loss of weight or measure of the Goods;

(ii)	Force Majeure as described in article 7.1 of this LSA;

(iii)	late receipt of customs entries or landing orders, disputes in respect of documents or declarations made for entry purposes by or on behalf of any importer, delay in passing customs entries or obtaining customs clearance of goods, or omission of information from or a misstatement relating to the Goods, provided that these circumstances are beyond reasonable control of CEVA; or

(ii)	any material act or omission of CUSTOMER, its servants, agents, customers, suppliers, contractors.

(iv)	If CEVA, subject to the other provisions of this article 5, is liable to CUSTOMER, then CEVA’s liability for any loss or damage of the Goods relating to the warehousing Services shall never exceed, unless caused by CEVA’s wilful misconduct or gross negligence an amount equal to Euro [***] (in words: [***]) per kilogram damaged, lost, stolen or delayed gross weight, with a maximum of Euro [***] (in words: [***]) per Unit (in each case including all its contents). For the avoidance of any doubt, a Unit shall mean any container or any similar article used to consolidate Goods and any equipment thereof or connected thereto.

5.9	On a yearly basis, CEVA will create a report which describes the total Value of any unaccountable or concealed stock losses or damages or concealed shortages of Goods on a net basis (i.e. after accounting for gains, shortages and crossovers) identified as a result of stock checks. For the purposes of this section, “Value” shall mean the Customer’s landed cost of the products received by CEVA. CEVA shall not be liable for any partial or total loss of or damage to any Goods or property or any other loss suffered by CUSTOMER to the extent that this is contemplated in the shrinkage allowance, which shall be 0.96% of annual Value shipped by CEVA.

Reformation – CEVA

5.10	For the avoidance of doubt, in the event CEVA is liable to CUSTOMER due to CEVA’s wilful misconduct or gross negligence, the liability will equal the total Value of any unaccounted or concealed stock losses or damages or concealed shortages of Goods on a net basis (i.e. after accounting for gains, shortages and crossovers) and not be subject to any liability cap. In addition, the shrinkage allowance in clause 5.9 shall not be applicable for such an event. For the purposes of this section, “Value” shall mean the Customer’s landed cost of the products received by CEVA.

5.11	CEVA shall use all reasonable endeavours to rectify delay or failure in the performance of the warehousing Services. CEVA’s liability for such delay or failure shall in no event exceed the charges paid by CUSTOMER for the relevant part of the warehousing Service involved.

5.12	Upon CEVA’s first request, CUSTOMER shall indemnify CEVA against any and all claims of third parties in connection with the Goods (regardless of how caused and including claims by any insurers), including but in no way limited to any product liability claims. Such claims are at the risk and for the account of CUSTOMER.

5.13	CEVA’s employees, or independent contractors brought in by CEVA for the implementation of this LSA, can invoke all means of defence afforded by this LSA as if they themselves were party thereto.

5.14	CEVA shall at all times during the Term comply with its own Business Conduct Policies which are substantially the same as CUSTOMER’s Sustainable Partners Guide attached hereto as Attachment 6.

5.15	During the Term, CEVA shall maintain in full force and effect the insurance coverages for its liability arising from this Agreement and any applicable laws. CEVA shall provide proof of its insurance coverage upon CUSTOMER’s request. CEVA shall maintain these insurance policies for the duration of the Agreement and any relevant period after termination of the agreement. In the event of material changes or expiry of the relevant policies, CEVA will provide timely notice to CUSTOMER.

Reformation – CEVA

ARTICLE 6 / TERM

6.1	This LSA shall commence on the Effective Date and shall continue for 5 years after GO-LIVE Date.

6.2	If after the expiry of the period referred to in the preceding paragraph the LSA will not be renewed by mutual written agreement the terminating party will use best efforts to inform the other party 6 (six) months prior to the end date to ensure a smooth transition of the services.

ARTICLE 7 / FORCE MAJEURE

7.1	Force majeure means every occurrence or circumstance that prevents or obstructs the performance of the obligations of CEVA or CUSTOMER if such an occurrence or circumstance can reasonably be said to be beyond their control and the non-performance could not have been prevented by reasonable precautions.

7.2	Neither party shall be liable for non-performance of the part of its obligations affected by force majeure, although it should be noted that if either party is affected by force majeure, the obligation of CUSTOMER to make payment for warehousing services to CEVA will under no circumstances be suspended in so far as the payment of fixed costs is concerned. Fixed costs include the costs of the tenancy of buildings, assets, fixed personnel costs, insurance, interest and other costs relating to this LSA which CEVA cannot avoid continuing to incur.

7.3	If a party is, or anticipates that it will be, unable to perform an obligation under this LSA due to the occurrence of an event of force majeure, it must provide the other with written notice providing details of the event of force majeure (“the Force Majeure Notice”) as soon as is reasonably practicable but in no event later than ten (10) business days of becoming aware of the relevant event of force majeure.

7.4	In case of a force majeure situation parties shall meet to discuss in good faith possible temporary solutions and workarounds during the force majeure situation in order to minimise the adverse effects for the Services caused by the force majeure situation. If the force majeure has lasted for 60 (sixty) consecutive days after the date the Force Majeure Notice is received by the other party, either party may terminate with immediate effect all or part of this LSA by giving written notice to the other party. In the event of Force Majeure, CUSTOMER is not entitled to any set off or compensation unless Services have been suspended as a result of such Force Majeure event.

Reformation – CEVA

ARTICLE 8 / TERMINATION AND CONSEQUENCES OF TERMINATION

8.1	Subject to any other provision in this LSA, if either of the parties fails to perform its obligations under this LSA, the other party shall immediately inform the defaulting party of this in writing, and provide a detailed description of the (alleged) failure. The defaulting party undertakes to correct the failure within thirty (30) days. If the defaulting party does not succeed in correcting the failure within thirty (30) days, the other party shall be entitled to terminate this LSA with immediate effect upon written notice, provided that the breach is of such importance it prevents the continuation of this LSA and that the failure is not subject to the Force Majeure provision.

8.2	Notwithstanding the foregoing, CUSTOMER may terminate this Service Agreement in case CEVAs attributable performance of the Outbound Direct to Consumer KPI (KPI #“Topic 2”) specified in Attachment 3 is 10% or more below the minimum agreed level when measured over a period of three (3) consecutive months. In the event of such non-performance, CEVA and Customer senior Management will meet within a period of ten (10) days to discuss the non-performance (Discussion period). If at this meeting no action points have been agreed to the satisfaction of Customer, Customer is entitled to terminate the Service Agreement with a written notice of six (6) months. Customer can exercise this right within two (2) weeks after the end of the Discussion Period.

8.3	Notwithstanding the foregoing, CUSTOMER may terminate this Service Agreement in case CEVA’s attributable performance of the Inventory Accuracy KPI (KPI # “Topic 5”) specified in Attachment 3 is below a 95% performance level when measured over a period of three (3) consecutive months. In the event of such non-performance, CEVA and Customer senior Management will meet within a period of ten (10) days to discuss the non-performance (Discussion period). If at this meeting no action points have been agreed to the satisfaction of Customer, Customer is entitled to terminate the Service Agreement with a written notice of six (6) months. Customer can exercise this right within two (2) weeks after the end of the Discussion Period. For clarity, this breach term will act independently of the breach term described in 8.2.

Reformation – CEVA

8.4	Subject to any other provision in this LSA, and notwithstanding the term of this LSA, each of the parties may terminate this LSA with immediate effect upon written notice if one of the following circumstances occurs:

8.4.1	if the other party is declared insolvent or if the other party files its own bankruptcy;

8.4.2	if the other party is granted a suspension of payments (provisional or otherwise) and/or an administrator is appointed to manage all or part of its assets;

8.4.3	if the other party enters into a composition or agreement with important creditors.

8.5	CEVA may terminate this LSA by providing CUSTOMER on fourteen (14) days written notice in the event at the date of such notice CEVA has delivered invoices relating in the aggregate to 2 (two) months’ performance of the Services which remain overdue and unpaid by CUSTOMER or the arrears amount____ of___ [***] Euro, provided only that such defect remains uncured after 14 days of receipt of written notice or alternatively CUSTOMER does not provide adequate security to CEVA’s satisfaction.

8.6	CUSTOMER shall have the right to terminate the agreement (break option) between the [***] by providing six (6) months advance notice of the effective date of termination. The exercise of this break option is subject to the payment of the Termination Fee as specified in Attachment 2a2b.

8.7	The rights of CEVA to such sums is without prejudice to any additional or other rights which may be available to CEVA on termination.

8.8	Upon termination of the LSA all outstanding invoices of CEVA shall become due immediately. CUSTOMER undertakes to pay for all Services yet to be invoiced by CEVA immediately upon receipt of the invoice provided that CEVA can show to have provided said Services (afterwards).

Reformation – CEVA

8.9	Upon termination of the LSA, the parties shall agree how the Goods still in the possession of CEVA will be transferred to CUSTOMER. Transfer shall take place only after payment by CUSTOMER of all undisputed outstanding monies owing by it to CEVA, such as outstanding invoices, the estimated costs of keeping and returning the remaining stock and any other costs related to the termination of this LSA

8.10	In the event of termination of this LSA all rights of CUSTOMER to use any software provided by CEVA in connection with the Services shall cease immediately. CUSTOMER shall immediately return to CEVA all copies of such software in its possession or upon CEVA’s instructions, arrange for the destruction thereof.

8.11	The respective rights and obligations of the parties contained in articles 5 (‘Liability’), 8 (‘Termination and Consequences of Termination’), 11 (‘Confidentiality’), and 14 (‘Miscellaneous’) of this LSA will survive any termination of this LSA.

ARTICLE 9 / INTELLECTUAL PROPERTY and INFORMATION SYSTEMS

9.1	Neither party grants any license to the other except as specifically set forth in this LSA, and both parties expressly reserve all of their right, title and interest in their respective intellectual property rights.

9.2	In the case that parties under this collaborate in any development resulting in any new intellectual property, parties shall on a case-by-case basis agree on the division of the ownership of such intellectual property in writing in advance. Information flow between computer systems used by the parties, description of functions of the systems, interfaces developed or to be developed, and document flow chart for computer communication shall be specified in writing.

9.3	Interfaces developed or to be developed between computer systems used by the parties are part of the service level expected from CEVA and will be subject to additional charges as per the rates set forth in Attachment 2a2b of this LSA.

Reformation – CEVA

9.4	If the computer communication cannot be executed in the manner specified herein or if the computer system is out of operation for any reason, then parties shall agree on an alternative information flow. CEVA shall be responsible for having a disaster recovery plan in place.

9.5	CEVA will regularly make a backup of its database in case of problems.

ARTICLE 10 / CUSTOMS

10.1	Subject to the provisions described in Attachment 1b of this LSA, CEVA shall arrange for customs clearance of the relevant Goods and shall pay on behalf of CUSTOMER all costs, duties and taxes relating to such clearance, provided always that CUSTOMER provides at CEVA’s first request sufficient security in the form of a deposit or bank guarantee or any such other form of security which CEVA deems appropriate. CEVA shall undertake all such activities for the account of and at the risk of CUSTOMER and shall act as the customs agent of CUSTOMER specifically for the purpose of those activities.

10.2	CUSTOMER will do everything that can be reasonably expected to assist CEVA in obtaining the status of customs agent, for the above purpose including giving CEVA an irrevocable power of attorney to do all things necessary in this regard and shall pay CEVA, on request, all costs incurred in connection with this.

ARTICLE 11 / CONFIDENTIALITY

11.1	Each party agrees that, in respect of any Confidential Information belonging to the other party, it will:

11.1.1	not disclose the Confidential Information to any person for the term and a period of 2 (two) years thereafter unless required to do so by law or expressly so authorised by the other party, except to its employees, consultants, advisors and financial institutions, provided that such employees, consultants, advisors and financial institution have the reasonable need to know this Confidential Information and are bound by the same confidentiality obligation; and;

Reformation – CEVA

11.1.2	deliver to the other party all Confidential Information belonging to that party, immediately upon termination of the LSA, together with any photocopies of that confidential information.

11.2	Confidential information shall not include information which:

11.2.1	is or becomes generally available to the public without breach of any express or implied obligation of confidentiality of the receiving party or third parties;

11.2.2	the receiving party can reasonably prove it was known to it prior to the earliest date of disclosures by the disclosing party; or

11.2.3	information which is independently developed by one party or becomes available to that party on a non-confidential basis from a source other than the other party, provided that the foregoing occurs without breach of any express or implied obligation of confidentiality.

11.3	The parties will require the same obligations as are contained in this article from their employees, ancillary persons and advisors and subcontractors.

Reformation – CEVA

ARTICLE 12 / GOVERNANCE

12.1	The parties have agreed to conduct regular meetings as described in Attachment 5 to this LSA in order to monitor the performance of the Services and other issues arising under this LSA. Each party will appoint persons to fulfil the functions set out in the governance attachment. CEVA and CUSTOMER shall meet in accordance with the timetable set out in the Governance attachment.

12.2	The parties shall refer any dispute which arises under or in relation to this LSA in the first to the functions specified in Attachment 5 to this LSA. The obligations of either party hereunder shall not be affected by the reference of any dispute to the procedure set out in this article 12. The functions shall use their commercially reasonable endeavours to resolve disputes arising out of this LSA.

12.3	If any dispute referred to the persons in article 12.1 above is not resolved within 14 (fourteen) calendar days of such reference then either party, by notice in writing to the other, may refer the dispute to the more senior management level who shall cooperate in good faith to resolve the dispute as amicably as possible within 21 (twenty-one) calendar days of service of such notice. If these officers fail to resolve the dispute in the allotted time, then the dispute resolution procedure shall be deemed exhausted.

ARTICLE 13 / CHANGES TO THIS LSA

No amendment to this LSA, or any updates of any of the Attachments to this LSA following the change request procedure, shall be effective unless made in writing and signed on behalf of the parties, such amendment or update to be negotiated in good faith.

ARTICLE 14 / MISCELLANEOUS

14.1	Time Limits

1. All contract claims by either Party relating to the Agreement are barred after eighteen (18) months from the date that the claim arose.

Reformation – CEVA

2. The time periods referred to in Paragraph 1 will in case of general or partial loss, damage, delay or Stock discrepancy commence on the first of the following days:

a. the day on which the Goods have or should have been delivered by CEVA;

b. the day on which CEVA or CUSTOMER has reported the loss, damage or existence of the Stock discrepancy to the other Party.

3. If CEVA or CUSTOMER is held liable by third parties, including a government authority, the time periods referred to in Paragraph 1 will commence on the first of the following days:

a. the day on which CEVA or CUSTOMER is held liable by the third party;

b. the day on which CEVA or CUSTOMER has fulfilled the claim brought against it.

4. If CEVA or CUSTOMER has objected or appealed against the claim, the time periods referred to in Paragraphs 1 and 2 will commence on the day after the day on which decision on the objection and/or appeal has become irrevocable.

5. For all other claims, the time periods referred to in Paragraph 1 will commence on the day on which they fall due.

6. The time periods referred to in Paragraph for all claims relating to the Agreement in any event commence on the day following the day on which the agreement between the parties has ended.

14.2	Obligation of Good Faith

The parties agree to act in all respects in the utmost good faith.

14.3	Employee Poaching

During the subsistence of this LSA and for a period of twelve (12) months thereafter, neither party shall offer employment to any key personnel of the other party employed in connection with performance of the Services other than with the express and prior written agreement of the other party.

Reformation – CEVA

14.4	Non-Waiver

No failure to exercise and no delay in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

14.5	Notices

Except otherwise indicated in this LSA, all notices, waivers and other communication to be given under this LSA shall be done in writing and in the English language and delivered by hand or sent by registered mail, express courier, fax or e-mail to the appropriate addresses and fax numbers set out below, or to such addresses and fax numbers as a party may notify to the other party from time to time.

A notice shall be effective upon receipt and shall be deemed to have been received at the time of delivery, if delivered by hand, registered mail or express courier, or at the time of successful transmission, if delivered by fax or e-mail:

The information of the parties as mentioned in this article are:

CEVA Logistics Netherlands B.V.
Attn. of Vice-President Operations
Hogeweg 39
5301 LJ Zaltbommel
The Netherlands

Copy marked to the attention of: Legal Department.

CUSTOMER

LYMI Inc. d/b/a Reformation
Attn: [***]
2263 E. Vernon Ave.
Vernon, CA 90058
U.S.A.

Copy marked to the attention of: Legal Department.

Reformation – CEVA

14.6	Assignment

Neither party may transfer its obligations under this LSA to any third party without the prior written consent of the other party, which shall not be unreasonably withheld, provided that either party may assign its rights and obligations hereunder to another entity within its group of companies. CEVA is entitled to transfer its trade receivables to a financial institution without notification or consent.

14.7	Permitted Transfer

Notwithstanding anything to the contrary herein, provided that CUSTOMER is not then in default beyond any applicable notice and cure period, upon advance written notice to CEVA, CUSTOMER may assign this Agreement (a “Permitted Transfer”) without CEVA’s consent to any of the following (a “Permitted Transferee”): (i) any successor corporation or other entity resulting from a merger, consolidation or reorganization (other than in a bankruptcy context) of CUSTOMER’s business; (ii) any purchaser of all or substantially all of CUSTOMER’s assets; or (iii) to any entity which controls, is controlled by, or is under common control with CUSTOMER (“control” meaning, with respect to a corporation, the right to exercise, directly or indirectly, more than 51% of the voting rights attributable to the shares of the controlled corporation); provided, however, in the case of (i) through (iii) above, the Permitted Transferee must have a tangible net worth at least as favourable as that of Tenant as of the Effective Date, or immediately prior to the transfer, whichever is greater.

14.8	No Partnership

This LSA does not constitute a partnership or joint venture between the parties.

Reformation – CEVA

14.9	Entry into Agreement

Each party acknowledges that, in entering into this LSA, it does not do so on the basis of or rely on any representation, warranty or other provision except as expressly provided in this LSA, and accordingly all conditions, warranties or other terms implied by law are hereby excluded to the fullest extent permitted by law. For the avoidance of doubt, nothing in this article shall operate to exclude any party’s liability for fraudulent misrepresentation.

14.10	Publicity

Save as otherwise required by law or by any recognised stock exchange, no press or other statement shall be made in connection with this LSA unless previously approved in writing by the other party.

14.11	Governing Law and Dispute Resolution

This LSA and all legal relationships arising out of or related to this LSA including the Attachments shall be governed by and construed in accordance with Dutch law, The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement and the Parties hereby submit to the exclusive jurisdiction of the competent courts in Utrecht, the Netherlands.

Reformation – CEVA

IN WITNESS WHEREOF, the parties to this LSA have executed the same on the Effective Date,

For and on behalf of,		For and on behalf of,
CEVA Logistics Netherlands B.V.		LYMI Inc. d/b/a Reformation

By:	/s/ Willen Veekens	By:	/s/ Ivan Tchakarov

Name: Willem Veekens		Name: Ivan Tchakarov
Title: Managing director		Title: Chief Operating Officer

By:	/s/ Bouke Laskewitz	By:	/s/ Jennifer MacLellan

Name: Bouke Laskewitz		Name: Jennifer MacLellan
Title: Director		Title: Chief Financial Officer

Attachments:

Attachment 1a: Services and Assumptions – Warehouse services

Attachment 1b: Services and Assumptions – Customs services

Attachment 2a2b: Charges – Warehouse services Charges & Customs services Charges

Attachment 3: Service Levels & KPI’s

Attachment 4: Change Request Procedure

Attachment 5: Governance

Attachment 6: Sustainable Partners Guide

Attachment 7: Deed of Pledge

Reformation – CEVA

Attachment 1a

Services and Assumptions – Warehouse services

[INTENTIONALLY OMITTED]

Reformation – CEVA

Attachment 1b

Services and Assumptions – Customs services

[INTENTIONALLY OMITTED]

Reformation – CEVA

Attachment 2a2b

Charges – Warehouse services Charges & Customs services Charges

[INTENTIONALLY OMITTED]

Reformation – CEVA

Attachment 3

Service Levels & KPI’s

[INTENTIONALLY OMITTED]

Reformation – CEVA

Attachment 4

Change Request Procedure

[INTENTIONALLY OMITTED]

Reformation – CEVA

Attachment 5

Governance

[INTENTIONALLY OMITTED]

Reformation – CEVA

Attachment 6

Sustainable Partners Guide

[INTENTIONALLY OMITTED]

Reformation – CEVA

Attachment 7

Deed of Pledge

[INTENTIONALLY OMITTED]

Reformation – CEVA